Exhibit 99.1

Shengkai Innovations, Inc. Announces Results of 2012 Annual Meeting of Stockholders

TIANJIN, China, Dec. 23, 2011 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq: VALV) ("Shengkai" or the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced the results of the Company’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”), which was held on December 22, 2011 in Tianjin, PRC.

At the Annual Meeting, stockholders elected Wang Chen, Guo Wei, Michael Marks, Jun Leng and Ruizhu Mu to serve as directors of the Company until the close of the next annual meeting of stockholders.

At the Annual Meeting, stockholders also approved the following proposals:

•	a one-for-two reverse stock split of the Company's issued and outstanding common stock; and

•	the appointment of Albert Wong & Co. as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2012.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 200 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation ("CNPC") in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Shengkai Innovations, Inc.
David Ming He, CFO
+86-22-5883-8509
ir@shengkai.com
http://www.shengkaiinnovations.com

Grayling
Shiwei Yin
+1 646-284-9474
shiwei.yin@grayling.com